Exhibit 10.56
February 26, 2020
John B. Green
91 Elliott Drive
Lowell, MA 01852

Re:    Transition Agreement

Dear Jack:
Dicerna Pharmaceuticals, Inc. (the “Company”) greatly appreciates your dedication and service to the Company. You and I have discussed our mutual interest in bringing your employment to an end and doing so in a manner that provides a smooth transition for both you and the Company. This letter agreement (the “Agreement”) confirms terms that we have discussed concerning your continued employment for a limited period, the termination of your employment, severance pay and benefits and consulting terms. Under this Agreement, you will have the opportunity to receive the same post-employment severance pay and benefits that are available under your February 21, 2020 Employment Agreement (Revised) with the Company (the “Employment Agreement”) plus certain bonus and equity enhancements in exchange for your performance of consulting services through June 30, 2021.
This Agreement amends the Employment Agreement and the Amended and Restated Indemnification Agreement dated April 11, 2017 between you and the Company (the “Indemnification Agreement”). It also amends certain Equity Documents, as defined below.
Specifically, you and the Company agree as follows:

1.	Transition Period

(a)
Hire of New CFO and Termination of Employment. The Company is currently engaged in a search for a new Chief Financial Officer (the “New CFO”). The Company anticipates continuing your employment as Chief Financial Officer through the date of the commencement of employment of the New CFO (the “New CFO Hire Date”) and possibly for a limited period beyond the New CFO Hire Date. To the extent that your employment continues beyond the New CFO Hire Date, you shall be transitioned to a senior advisor role with a title and responsibilities as determined by the Company. Consistent with the Employment Agreement, the Company reserves the right to terminate your employment at any time and shall not be required to provide the thirty (30) days’ written notice pursuant to Section 4(a) of the Employment Agreement. The period of your employment from the Effective Date (as defined below) to the date of termination of your employment, which in no event will be later than June 30, 2021, is referred to in this Agreement as the “Transition Period.” The date of termination of your employment is referred to as the “Termination Date.”

(b)
Responsibilities. During the Transition Period, you shall use your reasonable best efforts to perform the responsibilities that are assigned to you. For such period that you remain Chief Financial Officer, you shall perform the responsibilities of that function, consistent with Section 2 of the Employment Agreement; provided that notwithstanding anything to the contrary in Section 2 of the Employment Agreement, your title, authority and responsibilities may be modified by the Company’s President and CEO at any time during the remaining period of your employment with the Company. You hereby waive any and all rights to terminate your employment for “Good Reason” based upon a material diminution in your authority, duties, responsibilities or title pursuant to Section 4(b)(i) of the Employment Agreement. You acknowledge that your responsibilities during the remaining period of your employment may include assisting in the recruitment, interview and hire of the New CFO.

(c)
Compensation. During the Transition Period, your at-will employment shall continue on a full-time basis, you will be paid at the rate of your current base salary, which is $415,800 per year (the “Base Salary”), and your compensation terms with respect to benefits and expenses pursuant to Sections 3(d) and 3(e) of the Employment Agreement shall continue in effect.

(d)
Acknowledgment. You acknowledge that as of the Company’s most recent payroll payment of salary to you, you were fully paid for all salary then due to you. You acknowledge that as of the date of this letter, your accrued but unused vacation time totaled two (2) days (in the amount of $2,987.24). You shall continue to accrue and be eligible to use paid vacation time in accordance with the Company’s policies during the Transition Period.

2.	Severance Benefits
Provided that (i) you fully comply at all times with your obligations pursuant to this Agreement and the Nondisclosure, Noncompetition and Assignment Agreement dated January 1, 2015 and signed on January 14, 2016 (the “Confidentiality Agreement”), including the post-employment non-competition and non-solicitation obligations you entered into with the Company; (ii) you remain employed with the Company until the Termination Date that is hereafter designated by the Company unless you terminate your employment for “Good Reason” under Section 4(b)(ii), (iii) or (iv) of the Employment Agreement; and (iii) there is no “Cause” for termination of your employment as defined in Section 4(c) of the Employment Agreement (together, the “Conditions”), you will be eligible for the following “Severance Benefits.”

(a)
Severance Pay. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your Base Salary rate, less applicable tax-related deductions and withholdings, effective for the 12-month period immediately following the Termination Date (the “Severance Pay Period”). Severance Pay shall be payable in accordance with the Company’s regular payroll practices. Notwithstanding anything to the contrary in the foregoing or in the

Employment Agreement, the Company shall not be obligated to continue the payment of the Severance Pay if you do not sign the Release Agreement attached to this Agreement as Exhibit A within the twenty-one (21) day time period set forth in the Release Agreement or if you revoke the Release Agreement after signing it. The Release Agreement shall be deemed to be tendered to you upon the Termination Date; provided that the Company may substitute a substantially identical Release Agreement in place of Exhibit A and tender such Release Agreement on or promptly after the Termination Date. You are not authorized to sign the Release Agreement before the Termination Date.

(b)
Bonus. Notwithstanding anything to the contrary in your Employment Agreement or otherwise, the Company shall pay you a bonus payment based on the Company’s calendar year 2020 corporate goal achievements (the “Annual Bonus”); provided, subject to your continued satisfaction of the Conditions. For calendar year 2020, the target Annual Bonus shall be forty percent (40%) of the Base Salary, and the actual amount shall be determined in the sole discretion of the Company’s Board of Directors (the “Board”) based on the full calendar year 2020 as if you had been an employee of the Company for the entire year and based on the achievement of corporate objectives, as determined by the Board. The Annual Bonus shall be paid to you at the same time bonus payments are made to senior executives, but in no event later than March 15, 2021. You acknowledge and agree that your opportunity to receive the Annual Bonus set forth in this Section 2(b) is in lieu of any bonus or incentive compensation payments otherwise due to you pursuant to the Employment Agreement or otherwise.

(c)
Health Benefits. If you elect continuation of group medical, dental and vision insurance coverage pursuant to the law known as “COBRA,” the Company shall pay the premiums for such group medical, dental and vision coverage as in effect for you on the Termination Date until the earliest of the following: (i) the end of the Consulting Period (as defined below) or the end of the Severance Pay Period, whichever occurs later; (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for medical, dental and vision care (the Company’s payment of such premiums, the “Health Benefits”). Notwithstanding anything to the contrary in the foregoing or the Employment Agreement, the Company shall not be obligated to continue the Health Benefits if you do not sign the Release Agreement within the twenty-one (21) day time period set forth in the Release Agreement or if you revoke the Release Agreement after signing it. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage. After the conclusion of the Company’s payment of Health Benefits, you may continue coverage at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility.

For the avoidance of doubt, you acknowledge and agree that the Severance Benefits provided for in this Section 2 and the bonus pursuant to Section 4(b) below satisfy and replace the Company’s severance pay and benefits obligations pursuant to Section 4(e) of the Employment Agreement.

3.	Consulting Period
Subject to the Conditions, the Company shall retain you as an independent contractor to provide consulting services as reasonably requested by the Company during the period from the Termination Date to June 30, 2021, or an earlier or later date consistent with the terms of this Agreement (the “Consulting Period”), provided, however, that the Consulting Period shall continue only if you also sign the Release Agreement within the time period set forth in the Release Agreement and do not revoke the Release Agreement. Such consulting services may consist of any transitional assistance, any responsibilities of a Chief Financial Officer or any other responsibilities that the Company may reasonably request (“Consulting Services”). For the avoidance of any doubt, your transition from employment status during the Transition Period to independent contractor status during the Consulting Period shall constitute a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. § 1.409A-1(h). The parties confirm that they expect that at least for an initial period following the Termination Date, the Consulting Services are not expected to exceed forty (40) hours in any 30-day period; provided that this statement of the parties’ expectations does not limit the Company’s right to increase the expectation to perform Consulting Services beyond such level, subject to the terms of Section 3(d) below.

(a)
Services. During the Consulting Period, you shall perform Consulting Services at reasonable times requested by the Company; provided that the Company shall not require you to provide any services at any times that would materially interfere with your other commitments, unless Section 5(c) below is applicable.

(b)
Equity. For the avoidance of doubt, your performance of and availability to perform Consulting Services during the Consulting Period constitute a continued service relationship with the Company for purposes of the Equity Documents, as defined below. As a result, your unvested equity as of the Termination Date shall continue to vest until the end of the Consulting Period. At the conclusion of the Consulting Period, you shall be eligible to exercise all vested equity awards pursuant to the terms of the Equity Documents (i.e., three (3) months from the end of the Consulting Period, but no later than the expiration date of the award). The “Equity Documents” mean all options that you hold to purchase shares of the Company’s common stock pursuant to the Company’s Notice of Grant of Stock Option dated April 14, 2016, the Company’s Annual Stock Option Grant Notice dated January 3, 2017, the Company’s Stock Option Grant Notice dated January 4, 2018, the Company’s Stock Option Grant Notice dated January 2, 2019, the Company’s Notice of Grant of Stock Option dated January 8, 2020, the associated Terms and Conditions of each such grant, as may be amended from time to time, the Company’s Amended and Restated 2014 Performance Incentive Plan, as amended and restated on May 7, 2019, and as may be further amended from time to time and the restricted stock award that you were granted pursuant to the

Restricted Stock Unit Grant Notice dated January 8, 2020 and the related Restricted Stock Unit Award Agreement.

(c)
Equity Acceleration. As further consideration for your performance of and availability to perform Consulting Services during the Consulting Period, and notwithstanding anything to the contrary in the Equity Documents, you shall have the opportunity to fully vest in all time-based stock options and other time-based stock-based awards held by you (the “Time-Based Equity Awards”) if certain events occur during the Consulting Period; provided that you continue to satisfy all of the Conditions. More specifically, if during the Consulting Period, the Company executes a letter of intent or an equivalent agreement with a potential acquirer contemplating a Change of Control (as defined in the Employment Agreement) (such letter or agreement, an “LOI”), then upon the consummation of the Change of Control, all Time-Based Equity Awards held by you to the extent unvested as of immediately prior to the Change of Control shall immediately accelerate and become fully exercisable or nonforfeitable upon the consummation of the Change of Control. To effectuate this provision, any termination or forfeiture of the unvested portion of the Time-Based Equity Awards that would otherwise occur at the conclusion of the Consulting Period in the absence of this Agreement will be delayed unless and until the effective date of the consummation of the Change of Control, subject to the timely execution of an LOI. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, in no event will the Time-Based Equity Awards vest or become exercisable after their respective expiration dates provided in the applicable Equity Documents.

(d)
Increased Services; Extension. In the event that the Company requests that you provide Consulting Services for more than forty (40) hours in any 30-day period during the Consulting Period, the Consulting Period shall automatically extend in 30-day increments, subject to the Company’s continued request that you provide Consulting Services for more than forty (40) hours in any 30-day period. In the event the Consulting Period is automatically extended, the Company will confer with you and consider providing you with additional compensation in recognition of your performance of such increased Consulting Services. For the avoidance of doubt, such increase in Consulting Services may be due, without limitation, to a need as determined by the Company for you to resume the performance of services as the Company’s Chief Financial Officer.

(e)
Independent Contractor Status. During the Consulting Period, you shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between you and the Company. You shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by you in providing Consulting Services, but you shall be solely responsible for the manner in which you perform such Consulting Services. You shall not be eligible to participate in any employee benefit plans or programs, including without limitation life insurance, disability, medical, dental, vision and retirement savings plans during the Consulting Period. You shall also not be eligible for workers’ compensation coverage or participation as an employee in the Social Security or unemployment compensation programs with respect to your performance of Consulting Services during the Consulting Period.

(f)
Your Termination Right. Notwithstanding anything in the foregoing to the contrary, you shall have the right to terminate the Consulting Period upon thirty (30) days’ prior written notice to the Company.

4.	Tax Treatment
The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

5.	Communications
The Company shall consult with you regarding the text for material public disclosure concerning your anticipated termination of employment. You shall reasonably cooperate with the Company with respect to any such disclosure or other general communication regarding your termination and transition to service as a consultant.

6.	Continuing Obligations
You acknowledge that your obligations under the Confidentiality Agreement shall continue in effect, including without limitation your obligations to maintain the confidentiality of Confidential Information as defined in the Confidentiality Agreement, to return documents and other property of the Company, to cooperate with the Company with respect to the procurement, maintenance and enforcement of intellectual property rights, and to refrain from certain competitive and solicitation activities for a period of two (2) years following the end of your employment. A copy of the Confidentiality Agreement is enclosed as Exhibit B. You acknowledge and agree that the terms and obligations of the Confidentiality Agreement are hereby incorporated by reference as material terms of this Agreement. You further agree that notwithstanding anything to the contrary in the Confidentiality Agreement, your obligation not to disclose Confidential Information, as defined in Section 5 of the Confidentiality Agreement, shall apply to Confidential Information that is disclosed to you during the Consulting Period. In addition, you agree that notwithstanding anything to the contrary in the Confidentiality Agreement, your disclosure and assignment obligations provided in Section 7 of the Confidentiality Agreement shall apply to Developments, as defined in Section 7(a) of the Confidentiality Agreement, during the Consulting Period.

7.	Return of Property
You shall not dispose of the Company property (including information or documents, including computerized data and any copies made of any computerized data or software (“Documents”)), without authorization. Upon the end of the Consulting Period and earlier if so requested by the

Company, you shall return to the Company all Company property including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). After returning all Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the date of your obligation to return Company property.

8.	Non-Disparagement
You agree not to make or endorse any disparaging, derogatory, adverse, and/or otherwise negative remarks and/or statements (whether oral, written, or otherwise) concerning the Company or its current or former officers, directors, partners, shareholders, investors, business partners or employees; provided that if any current or former officer, director, partner, shareholder, investor, business partner or employee makes any disparaging, derogatory, adverse, and/or otherwise negative remarks and/or statements (whether oral, written, or otherwise) concerning you, you shall no longer be subject to this Section 8 with respect to remarks and/or statements about such current or former officer, director, partner, shareholder, investor, business partner or employee; and provided further that statements shall not be considered to be subject to this Section 8 if they are made reasonably and in good faith in connection with the performance of responsibilities for the Company. These non-disparagement obligations shall not in any way affect your obligation to provide truthful information consistent with the law or legal process.

9.	Future Cooperation
During the Transition Period, the Consulting Period and thereafter, you agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together. the “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would materially interfere with other commitments that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

10.	Protected Disclosures; Defend Trade Secrets Act of 2016
Nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Confidentiality Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.	Termination of Payments
If you breach any of your obligations under this Agreement or Confidentiality Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

12.	Non-Admission
This Agreement shall not be construed as an admission of any liability by the Company to you or of any act of wrongdoing by the Company.

13.	Legally Binding
This Agreement is a legally binding document and your signature will commit you to its terms. The Company has advised you to consult with counsel before entering into this Agreement. You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

14.	Absence of Reliance
In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

15.	Enforceability
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement as well as any portion or provision of any section of the Confidentiality Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.	Waiver
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.	Jurisdiction
You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the exclusive jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

18.	Governing Law; Interpretation
This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

19.	Entire Agreement; Effective Date
This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company except that the Employment Agreement, the Confidentiality Agreement, the Indemnification Agreement, the Equity Documents (each of the foregoing as modified herein), and any other obligations specifically preserved in this Agreement remain in full force and effect. This Agreement shall become effective on the date when it becomes fully executed (the “Effective Date”).

20.	Indemnification Agreement
Notwithstanding anything to the contrary in your Indemnification Agreement, the Company’s obligations to indemnify you under the Indemnification Agreement shall apply to any action that you take while acting as an employee or independent contractor of the Company to the same extent as they apply to actions by you while acting as an officer of the Company.

21.	Counterparts
This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and PDF signatures shall be deemed to have the same legal effect as originals.
[Signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to Regina DeTore Paglia (rpaglia@dicerna.com) the original or a PDF of this letter.
Sincerely,

DICERNA PHARMACEUTICALS, INC.

By:    /s/ Douglas M. Fambrough III, Ph.D        February 27, 2020
Douglas M. Fambrough III, Ph.D.        Date
President, Chief Executive Officer

The foregoing is agreed to and accepted by:
/s/ John B. Green        February 27, 2020
John B. Green                             Date

Enclosures:    Release Agreement (Exhibit A)
Confidentiality Agreement (Exhibit B)

EXHIBIT A

RELEASE AGREEMENT

Background
You acknowledge that in connection with the termination of your employment with Dicerna Pharmaceuticals, Inc. (the “Company”), you entered into a letter agreement with a letter date of February 21, 2020 (the “Transition Agreement”). All capitalized terms used and not defined herein shall have the same meanings as set forth in the Transition Agreement. You understand that this is the “Release Agreement” referenced in the Transition Agreement. You understand that this Release Agreement shall be deemed tendered to you upon the Termination Date unless the Company substitutes a substantially identical release Agreement in place of this one and tenders such Release Agreement on or promptly after the Termination Date. You further understand that you may not sign this Release Agreement until after the Termination Date but that you must return it to the Company on or before the expiration of the Consideration Period (as defined below).
Release and Related Terms
1.Release of Claims. In consideration for, among other terms, your eligibility for the Severance Benefits, which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, including, without limitation, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, partners, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Release Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, and Massachusetts Gen. Law c. 151B);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, including under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this release shall not affect your vested rights under the Company’s 401(k) plan or your rights under the Release Agreement or the Transition Agreement.
You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release Agreement. As a material inducement to the Company to enter into this Release Agreement, you represent that you have not assigned any Claim to any third party.
2.Confidentiality Agreement. You acknowledge that your obligations under the Confidentiality Agreement shall continue in effect, including without limitation your obligations to maintain the confidentiality of Confidential Information as defined in the Confidentiality Agreement, to return documents and other property of the Company, to cooperate with the Company with respect to the procurement, maintenance and enforcement of intellectual property rights, and to refrain from certain competitive and solicitation activities for a period of two (2) years following the end of your employment; provided, however, that this Release Agreement hereby amends Sections 2, 3, and 4 in the Confidentiality Agreement such that the non-competition and non-solicitation covenants shall continue for two (2) years following the end of the Consulting Period. You acknowledge and agree that the terms and obligations of the Confidentiality Agreement are hereby incorporated by reference as material terms of this Release Agreement.
3.Termination of Payments. In the event that you breach any of your obligations under this Release Agreement or the Transition Agreement or otherwise fail to continue to satisfy the Conditions, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Release Agreement or the Transition Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Release Agreement or the Transition Agreement.
4.Absence of Reliance. In signing this Release Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, other than as set forth herein or in the Transition Agreement.
5.Enforceability. If any portion or provision of this Release Agreement (including, without limitation, any portion or provision of any section of this Release Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release Agreement shall be valid and enforceable to the fullest extent permitted by law.

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6.Waiver. No waiver of any provision of this Release Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Release Agreement, or the waiver by a party of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
7.Time for Consideration; Release Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Release Agreement and that the Company advises you to consult with an attorney before signing this Release Agreement. You understand and acknowledge that you have been given the opportunity to consider this Release Agreement for twenty-one (21) days from the day it was deemed tendered to you on the Termination Date before signing it (the “Consideration Period”). To accept this Release Agreement, you must return a signed original or a signed PDF copy of this Release Agreement so that it is received by Regina DeTore Paglia (rpaglia@dicerna.com) at or before the expiration of the Consideration Period. If you sign this Release Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Release Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Release Agreement, you have the right to revoke this Release Agreement by written notice to Ms. DeTore Paglia, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Release Agreement shall not become fully effective during the revocation period. This Release Agreement shall become fully effective on the first business day following the expiration of the revocation period.
8.Protected Disclosures. Nothing contained in this Release Agreement or otherwise limits your ability to file a charge or complaint or communicate with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release Agreement or otherwise limits your ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release Agreement apply to truthful testimony. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right that you may have to receive a whistleblower award or other bounty for information provided to the Securities and Exchange Commission.
9.Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the exclusive jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

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10.Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Release Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Release Agreement.

11.Entire Agreement. This Release Agreement constitutes the entire agreement between you and the Company. This Release Agreement supersedes any previous agreements or understandings between you and the Company, except the Transition Agreement, the Confidentiality Agreement (as modified herein and in the Transition Agreement), the Equity Documents (as modified in the Transition Agreement), the Indemnification Agreement (as modified by the Transition Agreement) and any other obligations specifically preserved in this Release Agreement or the Transition Agreement.
[Signature page follows]

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I HAVE READ THIS RELEASE AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS, HAVE HAD AT LEAST 21 DAYS TO CONSIDER IT BEFORE SIGNING, AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS RELEASE AGREEMENT IS A LEGAL DOCUMENT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THE COMPANY TO DISCUSS ALL ASPECTS OF THIS RELEASE AGREEMENT WITH MY ATTORNEY AND THAT I HAVE DONE SO IF I SO CHOOSE.

________________________________ John B. Green	________________________________ Date

Accepted and agreed:

DICERNA PHARMACEUTICALS, INC.

By:
Douglas M. Fambrough III, Ph.D.        Date
President, Chief Executive Officer

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